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                                                                EXHIBIT 23.4
                                 ACCOUNTANTS' C0NSENT





The Board of Directors
Davidson & Associates, Inc.

We consent to the incorporation by reference in this Amendment No. 1 to the registration statement on Form S-3 (No. 333-13537) of our report dated February 21, 1996 with respect to the consolidated balance sheets of Davidson & Associates, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and to the reference to our firm under the heading "Experts" in the prospectus.




/s/ KPMG Peat Marwick LLP

Long Beach, California
October 4, 1996